UNITED STATES
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PROXY STATEMENT PURSUANT TO SECTION 14(a)
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On September 8, 2008, Murray S. Kessler, Chairman and Chief Executive Officer of UST Inc. (the “Company”) participated in a teleconference, together with representatives of Altria Group, Inc. (“Altria”), concerning the proposed acquisition of the Company by Altria organized principally for the benefit of Altria’s investors and shareholders.  Furthermore, on September 8, 2008, an employee communication was distributed to all employees of the Company.

Set forth below are the following: (i) the transcript of the teleconference, (ii) the presentation displayed during the teleconference and (iii) the distributed employee communication.

Important Information

In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.  The proxy statement will be sent or given to the Company’s shareholders.  Before making any voting or investment decision with respect to the merger, the Company’s investors and shareholders are urged to read the proxy statement and all relevant documents filed with the SEC (when they become available) because they will contain important information about the proposed transaction.  The Company’s investors and shareholders will be able to obtain the proxy statement and other relevant documents (when they become available), and any other documents filed by the Company with the SEC, through the website maintained by the SEC at www.sec.gov.  A free copy of the proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905-1323, Attn:  Investor Relations.  Investors and shareholders may access copies of the documents filed with the SEC by the Company on its website at www.ustinc.com.

The Company, Altria and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the merger.  Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008.  Information about the Company’s directors and executive officers is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on March 24, 2008 and the Company’s Annual Report on Form 10-K filed on February 22, 2008.  Additional information regarding the interests of the participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that the Company intends to file with the SEC.

Transcript of the Teleconference

FINAL TRANSCRIPT

Sep. 08.2008 / 9:00AM,MO - Altria and UST to host Webcast to Discuss Agreement

CORPORATE PARTICIPANTS

Cliff Fleet
Altria Group, Inc. - VP, IR

Mike Szymanczyk
Altria Group, Inc. - Chairman, CEO

Murray Kessler
UST - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Christine Farkas
Merrill Lynch - Analyst

Judy Hong
Goldman Sachs - Analyst

Nik Modi
UBS - Analyst

David Adelman
Morgan Stanley - Analyst

Chris Growe
Stifel Nicolaus - Analyst

Ann Gurkin
Davenport & Company - Analyst

Erik Bloomquist
JPMorgan -Analyst

Thomas Russo
Gardner, Russo, Gardner - Analyst

John McMillin
Lord Abbett - Analyst

Kelo Reed
Credit Suisse - Analyst

Brad Dorsman
Reuters - Media

Todd Duvick
Banc of America Securities - Analyst

Mark Alter
Credit Suisse - Analyst

Andy Baker
Jefferies & Company - Analyst

Nick Tiano
- Analyst

Jason Dall
ASB Advisors - Analyst

Andrew Kieley
Deutsche Bank - Analyst

PRESENTATION

Operator

Good morning and welcome to today's Altria Group and UST conference call. Today's call is scheduled to last about one hour including remarks by Altria and UST's management as well as the question and answer session. (OPERATOR INSTRUCTIONS) Media representatives on the call will be able to ask questions following the conclusion of questions from the investment community.

I would now like to turn the call over to Mr. Cliff Fleet, Vice President of Investor Relations for Altria Client Services. Please go ahead, sir.

Cliff Fleet - Altria Group, Inc. - VP, IR

Good morning and thank you for joining our call. This morning we will discuss the Altria agreement to acquire UST. Our remarks contain forward-looking statements and projections of future results and I direct you to the Safe Harbor statement in this morning's press release for a review of the various factors that could cause actual results to differ materially from projections. I'll also encourage you to read other important information about the announcement in this morning's press release in the section entitled "Other Information". Please note that in this morning's call we will only be discussing the UST acquisition. Following today's remarks investors and media representatives will be able to ask questions about the announced agreement to acquire UST. Now it gives me great pleasure to introduce Mike Szymanczyk, Chairman and Chief Executive Officer of Altria Group.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Thank you, Cliff and good morning to everyone. This is a very exciting day for all of us and I think as most of you know, we announced earlier today that Altria and UST have reached a definitive agreement for Altria to acquire all of the outstanding shares of UST for $69.50 per share in cash. The transaction reflects an enterprise value of $11.7 billion for UST including the assumption of approximately $1.3 billion of debt. This transaction is strategically compelling and financially attractive for several reasons. First, it creates a total tobacco platform with premier brands across multiple tobacco categories. The acquisition of UST adds the number one and number two premium moist smokeless tobacco brands, Copenhagen and Skoal, to the strong brand portfolio of Altria's tobacco operating companies. This portfolio currently includes powerful brands like Marlboro and Black & Mild. Second, it generates anticipated annual synergies of approximately $250 million by 2011 through reduced selling, general and administrative and corporate expenses. Third, it also is expected to be accretive to Altria's adjusted diluted earnings per share within 12 months of closing, and it enhances Altria's ability to generate an attractive total shareholder return that is expected to exceed our 12% goal, while diversifying Altria's revenues and operating income.

Altria is a financially disciplined business in its approach to growth in the investment of its shareholders' capital. Last year's acquisition of John Middleton Company in the growing machine made large cigar segment is an excellent example of that approach. We believe that the acquisition of UST and its iconic brands in the growing MST category represents another great opportunity for us.

Any significant acquisition that Altria pursues has to do several things. First, it has to fit with Altria's mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products. Second, it needs to enhance Altria's ability to increase revenues and earnings growth rates over the long term and third, it has to exceed Altria's financial return hurdle rates. Fourth, it has to utilize and complement Altria's existing strengths and infrastructure. And finally, it needs to allow us to leverage our strong and flexible balance sheet.

The UST transaction squarely meets each one of these criteria. The acquisition will give Altria immediate national scale in the highly profitable MST category. Over the past two years MST industry volume has grown over 7% per year. After cigarettes, the MST category has the largest annual pre-tax tobacco profit pool, estimated at $1.1 billion. UST's subsidiary, US Smokeless Tobacco Company is the leading MST producer and marketer. In 2007 US Smokeless Tobacco earned over 70% of the category's pre-tax profit pool. Its 56% adjusted operating margins are higher than those of other MST manufacturers, and higher than PM USA's cigarette margins. The company has a 58% share of the MST category, and its two premium brands, Copenhagen and Skoal, have a combined share of almost 50%.

Upon completion of the acquisition, Altria's operating companies will offer adult tobacco consumers superior premium branded products in the cigarette, MST, and machine-made large cigar categories, which are the three largest and most profitable tobacco segments in the United States. Altria's acquiring UST at a price that is attractive for both companyies shareholders. At 12.1 times 2007 EBITDA, the purchase price represents a multiple within the range of those paid in recent tobacco acquisitions. We are excited about this strategic and financially attractive acquisition, as it will enhance our ability to deliver superior shareholder returns. Now I'd like to introduce Murray Kessler, UST's Chairman and Chief Executive Officer, who will discuss why this transaction benefits UST and its shareholders.

Murray Kessler - UST - Chairman, CEO

Thank you, Mike. Today is also a historic day for UST and its shareholders. UST's Board of Directors has unanimously approved the terms of the acquisition agreement. Upon closing of the transaction, shareholders of UST will receive $69.50 per share in cash which represents a 29% premium based on UST's latest three-month average stock price. I believe that Altria's paying a fair and attractive price to UST's shareholders and our Board will be recommending that our shareholders vote to approve this transaction.

This combination will provide Altria with the largest and most profitability moist smokeless tobacco company in the world which has great brands such as Copenhagen, Skoal, Red Seal and Husky. As you know UST also has a great wine business, Ste. Michelle Wine Estates, which is the fastest growing Top 10 winery in the United States. In addition to the great brands and physical assets, Altria will benefit from a talented, dedicated and knowledgeable group of employees that have tremendous expertise in the smokeless and wine categories.

As we explored this deal, I was very impressed with how Altria and its operating companies manage their businesses and treat their employees. Altria and UST share similar business philosophies and values. For example, both companies are focused on responsibly marketing high quality premium-branded products, investing in brand-building equity programs, developing innovative new products, reducing costs through disciplined cost management and addressing societal concerns relevant to their respective businesses. This transaction has other significant benefits: Brands in the portfolio will benefit from our combined experience and knowledge in managing highly profitable premium brands. UST's smokeless tobacco business will be able to access the Altria family of companies' more comprehensive infrastructure and resources, so Copenhagen and Skoal, and our other brands can achieve the full potential of the category growth strategy we embarked on eight years ago and both companies can reduce redundant costs and infrastructure to make them more efficient and profitable than could have occurred on a stand alone basis while at the same time adding value to consumers. I realize that today's announcement is a major change for UST and our talented and dedicated employees. Based on my experience, I am confident that the UST organization will rise to the occasion, embrace the change, and make this transaction a success.

On a personal note, I look forward to working with Mike and his team to seamlessly integrate UST into the Altria organization and make this business combination a success. And I'll now turn the call back over to Mike, who will discuss other details of the transaction.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Thank you, Murray. Altria expects this acquisition to be accretive to Altria's adjusted diluted earnings per share within 12 months of the closing and to generate an attractive double-digit economic return. Acquiring UST will grow and diversify Altria's operating income and net revenues. For the first half of 2008, UST had reported operating income of $450 million. If Altria had owned UST since the beginning of 2008, Altria 's first half of 2008, net revenues would have increased 10.3 % to $10.4 billion. In addition, UST is expected to contribute over $500 million in operating free cash flow per year.

The transaction also provides Altria with the opportunity to leverage its strong balance sheet. The company has obtained new bridge financing commitments totaling $7 billion from Goldman Sachs & Company and JPMorgan, which together with our existing credit facilities and cash will be more than sufficient to fund the transaction. Altria intends to access the public debt market to refinance a portion of its credit facilities. To help Altria achieve the highest credit ratings on such refinancings, PM USA, a wholly-owned subsidiary of Altria, has issued guarantees for Altria's debt.

In conjunction with the acquisition, Altria has modified its two-year, $7.5 billion share repurchase program. The Board of Directors has approved a three-year, $4 billion program, which runs from 2008 through 2010. Altria spent approximately $1.2 billion repurchasing 53.5 million shares of its stock in 2008 and the company expects to resume purchasing stock against this modified program in 2009.

Altria continues to be committed to returning cash to its shareholders through dividends. Altria anticipates maintaining a dividend payout ratio of approximately 75% post-transaction. Payment of future dividends is at the sole discretion of Altria's Board of Directors. The integration is anticipated to generate approximately $250 million in annual synergies by 2011, primarily driven by reduced selling, general & administrative and corporate expenses. Altria believes that these estimated synergies will enable the Company to deliver increased shareholder and consumer value. These synergies would be in addition to Altria's previously announced goal to reduce costs by over $1 billion by 2011, off its 2006 cost base.

Until the deal closes, I cannot go into specifics of the integration or operating plans but Murray and I will be working together diligently over the coming months planning for a smooth transition in order to realize the full benefits of this transaction. Both companies have talented and dedicated employees who have a history of successfully managing complex and challenging organizational changes. Following the completion of the transaction, Murray will be named Vice Chair of Altria, reporting directly to me. I am pleased Murray has agreed to stay on board to oversee the UST integration and help complete the transition. I also want to welcome the UST employees to the Altria family of companies. They will be joining a talented, high caliber organization with a very bright future.

The transaction is subject to UST shareholder approval and customary regulatory approvals, which will be pursued promptly. Shareholders of UST will vote on the transaction at a special shareholder meeting that will be scheduled at a later date. I conclude by saying that I believe that the agreement to acquire UST demonstrates our commitment to deliver superior shareholder return over the long term and is compelling from a strategic and financial perspective. This deal advances Altria's mission to own and develop financially disciplined businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products. So thanks very much for listening. Murray and I would be happy to answer any questions that you might have at this point.

QUESTIONS AND ANSWERS

Operator

Thank you. (OPERATOR INSTRUCTIONS) We will be taking questions from the investment community first followed by questions from media representatives. We will compile the Q&A roster. Your first question is from Christine Farkas from Merrill Lynch.

Christine Farkas - Merrill Lynch - Analyst

Thank you very much and congratulations Murray and Mike. I had a couple of questions if I could. Firstly, just I guess a housekeeping if you can just confirm what you're anticipated debt to EBITDA ratio might be on the completion of this deal and just talk about the investment grade ratings? And then a question about what you might see as opportunities at retail, how could this larger stronger company now deal with retail and perhaps your lobby efforts in Washington? Thanks.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, good morning Christine. This is Mike. As to your first question, I think that what you'll see is we'll be about 1.9 in terms of a ratio on debt to EBITDA, once we complete the transaction. I believe that Moody's and S&P are out with their credit rating right now. Moody's has us at BAA1 with a negative outlook and S&P has us at BBB plus, with a negative credit watch pending the completion of the transaction, but I think that we're pretty clear that this deal will be completed and we will maintain our goal of being investment grade so I think we're pretty comfortable with where we are on that. As to the particulars of what happens going forward, it's a bit early for us to get in the conversations about that. I will say that there are very strong sales resources in both companies and there's both an opportunity there for synergy and for a better outcome for retailers in terms of how we service them so we will be, as we get to closing, we'll be working on how do we take advantage of what we've got here to build shareholder value.

Christine Farkas - Merrill Lynch - Analyst

And Mike your comments had a lot to do with cost savings. Clearly would you anticipate opportunities at the top line as well?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I think that the objective here of this transaction is to allow us to have greater top line and bottom line growth. We are a company that's interested in having strong franchises but also maximizing the return that we get for our shareholders. So one of the reasons why we find this attractive at this point in time is that we believe that if we add this to our portfolio that the aggregate of the businesses that we will own will allow us to create top line and bottom line growth for shareholders.

Christine Farkas - Merrill Lynch - Analyst

Thank you very much.

Operator

Thank you. Your next question is from Judy Hong with Goldman Sachs. Please go ahead.

Judy Hong - Goldman Sachs - Analyst

Thanks good morning everyone. Mike, I was wondering if you could just share your view of the current price gap situation in smokeless and whether when you indicate that this transaction could also enhance consumer value whether that indicates your thinking and perhaps adjusting that price gap situation in smokeless?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Sure, Judy, and good morning. Look, I think one of the things that's great about this kind of a transaction is it really is a consolidation and the consolidation provides a number of benefits to us. It does create synergies. It does create value that could not otherwise exist if you didn't put the two companies together. When we have looked at UST's brands particularly Copenhagen and Skoal, what we see are brands with very strong underlying dynamics but they're exhibiting some share decline which is an indication of a bit of a value equation problem, so as we look at the combination of the two companies what we see is an opportunity to take our long experience in dealing with that kind of an issue as well as the value that's created by putting the two companies together, solve that, and have brands that achieve our goal of modest share growth while maximizing the income return that we get for our investors. So we actually see that as something that were very adept at dealing with and we have strong infrastructure actually that we can use to help manage that very effectively I believe, so it's just one of the reasons why this transaction makes so much sense is when you put it all together, it does give you the opportunity to have very strong brand franchises, create some additional value for consumers, and the net of that is going to be more value for our shareholders.

Judy Hong - Goldman Sachs - Analyst

And do you have a sense of what the appropriate price gap might be in smokeless? Clearly, in cigarettes you target 45%. Is there any reason to think that smokeless would be any different?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, look, once again, we look at the total value equation here. We have kind of a complex formula that we use and we examine a value equation, and so ultimately, how we go about improving the value equation on those brands I think will unfold once we own the company, but I wouldn't look at it as simplistically as simply price gap issue. It's a value equation issue and I think that we're pretty comfortable that we'll be able to deal with it successfully.

Judy Hong - Goldman Sachs - Analyst

Okay, and then on the share buyback program, Mike, the modified program is lower than your previous program. I'm just wondering how you'd think about sort of longer term share buyback opportunity especially in conjunction with thinking about now some of the assets like the wine business or you still have the stake in SAB Miller and sort of balancing, potentially monetizing those assets with share buyback opportunity.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Okay. Well, just in terms of perspective, while we modified our share buyback program here a bit, in order to really complete this transaction and what we think is the best way at this point in time, and the least complex way to do it, we're still committed to share buybacks for our shareholders. We think they play a role in a company that creates as much cash as this one does and so we'll continue to be focused on ways to do that, but on the near term, we couldn't not take the opportunity to add the top line and bottom line growth potential from a strong business like this to our portfolio of businesses so it seems like an excellent use of our balance sheet to go ahead and make the acquisition, make this modification and then continue to look at buybacks going forward into the future as an opportunity.

Relative to other assets, one you mentioned is the wine business. Once we own the Company we'll take a look at the wine business and well make a determination as to what's the best way to create value for shareholders relative to that. And SAB Miller continues to be a strong platform on our balance sheet. Obviously, helping us maintain investment grade credit ratings as we go through a transaction like this performing well and so we're continuing to be comfortable with it as an item that helps us have the balance sheet flexibility and strength we think that is important to maintain.

Judy Hong - Goldman Sachs - Analyst

Okay, and then my last question, your anticipated closing date of the transaction and then how you think about the potential anti-trust hurdles on this transaction?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Yes. Well, obviously the closing date is dependent upon it meeting all of the customary regulatory requirements and receiving approval. I will tell you that as a part of this transaction, we and UST have done a thorough examination of the regulatory requirements for this type of transaction and this one in particular, and we believe that the transaction meets the requirements. As to the specific timing of going through all of those approvals is a bit hard to predict that at this point in time, but we would hope that we get that accomplished as rapidly as possible and we will be moving forward to do that.

Judy Hong - Goldman Sachs – Analyst

Okay, thank you.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Thank you.

Operator

Thank you. Your next question is from Nik Modi with UBS. Please go ahead.

Nik Modi - UBS - Analyst

Thanks, good morning guys.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Good morning, Nik.

Nik Modi - UBS - Analyst

Just a couple quick questions. Murray, will you still be paying the upcoming dividend I think it's supposed to go X dividends in a couple of days here?

Murray Kessler - UST - Chairman, CEO

The merger agreement not only allows for that dividend to be paid but until the transaction closes to continue to pay dividends in a normal manner.

Nik Modi - UBS- Analyst

Excellent. And then Mike, if you can just share your thoughts on the Marlboro MST test and will you be pursuing kind of a dual branded strategy with the base UST Copenhagen Skoal brand as well as continuing to try to test Marlboro in the category?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, the test for Marlboro in the smokeless business will continue as they are in place, and we continue, I think, to view Marlboro as having a role in the smokeless business going forward into the future, so as to the particular brand strategies I think those will unfold over time, but we believe Marlboro has a role in the smokeless business and frankly, this acquisition will add some benefits to the brand in terms of our ability to carry that forward in a financially disciplined way.

Nik Modi - UBS - Analyst

And then just the last question. Mike, when you look at UST's business and you've done your due diligence, have you identified any best practices that UST uses or implements and how it can benefit your kind of base business in terms of processes or strategies or promotional tactics?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I think that UST is a very well run business. I mean, one of the things that's attractive about this kind of a transaction is that the Company has strong management. It's been led extraordinarily well by Murray, and it's in a very good position, but the value that's created that we're going to get by putting them together as I've articulated a few minutes ago is going to add to the ability of management to make more out of the company than it is today.

I think that in particular when you look at UST from our perspective as being a company that has virtually really no position in the smokeless business at this point, there's a lot for us to gain by this acquisition in that particular area, particularly in areas like managing a business with a short shelf-life like Copenhagen, so they have extraordinary competencies in those areas and others, so I think we'll get a lot of benefit.

Murray Kessler - UST - Chairman, CEO

And Mike if I could just say, I think we're going to learn a lot about each other over time and find out strengths and weaknesses of each other and they're world class organizations on both sides and successful companies on both sides so I think well learn a lot more about that as time goes on but I really do believe what I said in my comments, that there is a remarkably similar culture and value system and belief in brand building and I think those efficiencies will play out over time. It's really a great combination, Nik.

Nik Modi – UBS - Analyst

Yes. I agree. Congratulations to you guys.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Thank you.

Operator

Thank you. Your next question is from David Adelman, with Morgan Stanley. Please go ahead.

David Adelman - Morgan Stanley - Analyst

Good morning. Mike, I wanted to ask you several things. First, is it correct that under your ownership ongoing share loss and an ongoing mix shift towards private label or price value rather, at MST wouldn't be acceptable?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I wouldn't describe it that way, David. What I would say is that we look at premium brands as brands that need to exhibit modest share growth and so our goal will be on our two premium brands once they're acquired here, Copenhagen and Skoal to achieve modest share growth.

David Adelman - Morgan Stanley - Analyst

Can you frame for us what level of annual incremental investment you think that will require?

Mike Szymanczyk -Altria Group, Inc. - Chairman, CEO

Well, I think it's a bit early for us to do that but as I've stated a little bit ago, we've looked at the value equation circumstance here and I think we're pretty comfortable that we can deal successfully with it and at the same time show very strong performance from the business.

David Adelman - Morgan Stanley - Analyst

Secondly, Mike, can you talk generally about how you get to double digit returns? Because it looks like on next years consensus forecast for UST, even if you got half of the synergies you'd still be at an ROIC of maybe 6%. So what gets you from there to double digits?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I think once we've closed the deal, David, we'll be able to talk to you more specifically about our forecast going forward. Right now, I think it's a little premature for us to do that.

David Adelman - Morgan Stanley - Analyst

Okay two other things, Mike. One is, are you going to subject UST's marketing to your self- imposed restraints, as an example you elect not to advertise in magazines, they do.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Yes, once again, once we get to the point that we've closed a deal, we can talk about how we're going to view managing the business going forward.

David Adelman - Morgan Stanley - Analyst

Okay and then lastly, Mike, what's changed? Because three months ago I got the sense that you were almost exclusively committed to an organic development approach in smokeless. Is it that you aren't pleased with the performance of Marlboro? Is it that the accelerated rate of category decline in the cigarette segment is changed your thinking?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, David, we're still committed to an organic strategy related to Marlboro and I view this separate and apart from that strategy. I think as we've looked at this since the spin, and examined it, what we concluded was that if we could do a transaction, that acquired this business and added it to our portfolio of businesses, what we would do is take the aggregate circumstance that we're in to a position where we could really improve top line and bottom line operating growth and that that was something that we should do, particularly in that one of the issues we hear from investors is questions about the whole cigarette industry decline rate.

So its really looking at a particular transaction examining it financially, taking a look at what the net result of the combination produces in terms of value and then seeing if you can do a deal that makes sense for your shareholders and in the end, after a lot of conversation, we believe that we've come to that point, and this is just a reasonable transaction for us to do that strengthens the Company, creates more opportunity for top line and bottom line growth over a longer period of time than if we didn't do the transaction. It doesn't remove the opportunity for smokeless tobacco from an organic point of view using a cigarette brand from the opportunity list for us. That continues to be something that we'll work on.

David Adelman - Morgan Stanley – Analyst

Thank you.

Operator

Thank you. Your next question is from Chris Growe with Stifel Nicolaus. Please go ahead.

Chris Growe - Stifel Nicolaus – Analyst

Hi, good morning.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Good morning.

Chris Growe - Stifel Nicolaus - Analyst

My first question for you is just that, just to kind of come back to an earlier question in response, Mike, is that should we read through your comments that in order for Marlboro MST or even Marlboro Snus to really go ahead, you needed a better framework, a better business position in that category to really move those products ahead?

Mike Szymanczyk - Altria Group, inc. - Chairman, CEO

Well, no. I wouldn't say that. I think that once again, there are really two separate and distinct issues. One of them is taking our brand Marlboro and beginning to position it in the smokeless category in some ways that are unique to it and then the other is really looking at a business that when added to our portfolio of businesses actually improves our overall ability as a corporation to produce top line and bottom line growth. So both are opportunities for us. There are different opportunities, there will be synergies that are created between the businesses that can facilitate growth in different areas of each business, but in the end, I view this as a platform that adds some growth potential because the category is growing at a nice rate. It adds to our Middleton business' growth platform, and both of those then when on a weighted basis averaged into our results in our cigarette business which actually is performing quite nicely for us but we all know the cigarette business is an industry where we're showing a rate of decline versus growth in these other two areas, when you put that all together you get a stronger platform to produce top line and bottom line growth. It's really that straightforward. It isn't really about Marlboro. It's about looking at the aggregate of the businesses that we have and what they can produce.

Chris Growe - Stifel Nicolaus - Analyst

Okay that makes sense. My second question was just relative to you gave some criteria earlier on in your remarks saying five criteria you look at for acquisitions and the first one was just that you look for businesses with leading positions in their categories so obviously that limits you here in terms of this category so was this one of the few businesses or the only business you considered in the smokeless category or can you talk about why you need to have a leading position in the businesses you pursue for acquisition?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I think what we say is that we really like that leading brand positions and so obviously, UST meets that criteria. It has leading brands, and that's because we're set up to run premium brands that are strong brands and to build on those platforms. So I won't comment on other opportunities but I think that it's pretty obvious that this Company has the leading brands in it, and for us it meets that criteria.

Chris Growe - Stifel Nicolaus – Analyst

Okay, thank you.

Operator

Thank you. Your next question is from Ann Gurkin with Davenport. Please go ahead.

Ann Gurkin - Davenport & Company - Analyst

Good morning.

Mike Szymanczyk - Altria Group,Inc. - Chairman, CEO

Good morning.

Ann Gurkin - Davenport & Company - Analyst

Just wanted to return to the discussion on the premium segment. Do you have the confidence that the premium price per can can be maintained or does that level need to be reset and then can you also comment on your long term perception of the growth for the domestic smokeless segment?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, relative to your first question, Ann, I'm not going to get into specific pricing but once again, I think that the declines that we're seeing in the shares of these brands reflects the fact that there's some tweaking of the value equation that needs to be accomplished and again I think the combination of the synergy value that's created as well as the infrastructure strength that we can bring to this business will allow us to make those tweaks and return those brands to some modest share growth. So I think that that's the right position for us to take. What was your second question?

Ann Gurkin - Davenport & Company - Analyst

Your outlook--?

Murray Kessler - UST - Chairman, CEO

I'll take the second question, I think, Ann, is category growth, we continue as a company to forecast North of 5 to 6% category growth and that's certainly not going to be hurt by everything you heard here this morning. It should ultimately, if consumer value is benefited it should only be accretive to that over the long term but our call right now would be the category continues to grow in that 5 to 6% range.

Ann Gurkin - Davenport & Company - Analyst

Great and then Mike I wonder if you can comment on the ability to leverage Altria's tremendous operating or manufacturing efficiencies to the production of the smokeless products? Are there synergies or opportunities that you can transfer your manufacturing expertise to smokeless?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I think we're going to acquire some actually fine smokeless tobacco manufacturing facilities as a part of the transaction. Our facilities, our cigarette manufacturing facilities we do have some capacity that we're utilizing the test market, but we don't envision changing the manufacturing set up for UST. We expect that we'll continue to have the facilities that we acquire manufacture the product.

Ann Gurkin - Davenport & Company – Analyst

That's great. Thank you.

Operator

Thank you. Your next question is from Erik Bloomquist with JPMorgan. Please go ahead.

Erik Bloomquist - JPMorgan - Analyst

Hi, good morning.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Good morning, Erik.

Erik Bloomquist - JPMorgan - Analyst

One question with respect to the price gap issue. Is it a fair implication from that that the combined Company will now be redoubling its efforts to change tax laws in order to close price gaps?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, we'll examine that issue once we complete the transaction. Right now, I think the companies have a pretty similar view on taxes anyway, but I'm not going to comment on an overall strategy until the deal closes.

Murray Kessler - UST - Chairman, CEO

From UST's perspective in the interim having a fair taxation methodology, that removes the tax subsidy, has been our top state lobbying priority and that remains unchanged.

Erik Bloomquist - JPMorgan - Analyst

Okay, thank you. And then secondly, with respect to continuation of the Marlboro brand in smokeless, is it fair to think that perhaps the Marlboro future in smokeless is more on the Snus side than in the traditional MST, or could you give us some thoughts around that?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, once again, we think that the brand has the potential to offer a number of different value propositions to the consumer in the smokeless area. We have two in the marketplace right now. They're learning environments for us. We learn a lot and I think that as we go forward into the future we will position Marlboro and adjacent smokeless products that we think make good sense for us. So I think to go beyond that would be disclosing competitively sensitive information, so I just strongly emphasize to you we think it has a place in the smokeless area and we're going to be working to take advantage of that opportunity.

Erik Bloomquist - JPMorgan - Analyst

And then lastly, just a housekeeping question. What's the deal cost of financing or could you give us the bridge financing all in cost?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

No. I can't, not at this time.

Erik Bloomquist - JPMorgan - Analyst

All right, thank you.

Operator

Thank you. Your next question is from Thomas Russo with Gardner, Russo, Gardner. Please go ahead.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Good morning Tom.

Thomas Russo - Gardner, Russo, Gardner - Analyst

Good morning, congratulations.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Thank you.

Thomas Russo - Gardner, Russo, Gardner - Analyst

Yes, and Mike, you had mentioned the modified share repurchase, I'm not clear on what is under way there. Have you increased the amount but stretched out the duration?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

No. What we've done is we've gone from a $7.5 billion program over two years to a $4 billion program that is spread over three years, and that includes 2008 in both cases.

Thomas Russo - Gardner, Russo, Gardner - Analyst

Okay, great. Thank you for that. You also mentioned that the cost synergies that you expect to realize through UST are independent of those that you continue to forecast for Altria independently. What are those numbers for yourselves and how are you coming along with realizing those?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, the number that we have given has remained unchanged. Tom, it was used starting in 2007. It's $1 billion. We're well on track on that. In fact I think our second quarter earnings reflected some real strength in that particular area.

Thomas Russo - Gardner, Russo, Gardner - Analyst

Thank you, and Mike, the last point is you mentioned in passing that the acquisition might have some positive impacts on John Middleton, and I'm wondering what you might think about there?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, what I was really referring to Tom is not so much direct impact on Middleton, but to say that the large manufactured cigar business is a growth business and so is the MST business, and so when we take those two businesses and aggregate them with our cigarette business what it does is improve our overall ability to reflect operating income top line and bottom line growth, because if you reweight it what you see is that you have a combination of industries that are declining when you look at the cigarette business as a part of that at a rate of 1, 1.2% per year versus cigarette decline rate of 3 to 3.5% a year.

Thomas Russo - Gardner, Russo, Gardner - Analyst

Yes.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

So you add it all together it puts us in a much better position to use synergies and share growth and revenue growth to create top line and bottom line results that are better than we can with just the cigarette business. Or just the cigarette and the cigar business.

Thomas Russo - Gardner, Russo, Gardner - Analyst

Thank you. Very helpful.

Operator

Thank you. Your next question is from John McMillin with Lord Abbett.

John McMillin - Lord Abbett - Analyst

Murray, I always knew this was in the toolbox I guess. Mike, it seems do me like you're not changing anything. Earnings estimates, growth rates, you're saying the deal would be accretive but you're not kind of giving numbers. Was this kind of in your plans when you made your targets a few months ago or why aren't you kind of like being more specific in terms of what this deal can add?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Yes, well, no. The answer to your first question is it wasn't in our targets when we started. What we said here is that we believe going forward the results will be better than the 12% total shareholder return goal that we have set and that we've talked about when we went into the spin back in the end of March, and I think once the deal closes, then we can start to be more specific about what we think the impact will be on our results but at this point, I think it's appropriate for us to simply say we think it's a positive transaction. We think it strengthens our ability to produce results and we believe that we're firmly in the position to produce better than the 12% total shareholder return goal that we have set.

John McMillin - Lord Abbett - Analyst

And just if I could ask Murray, there is this feeling on this call that you had kind of run out of tools in your tool box to keep the earnings stream going if the price gap was getting more and more difficult and the need for promotion was accelerating. Can you comment on that?

Murray Kessler - UST - Chairman, CEO

Yes, I don't agree with that at all. I think that--.

John McMillin - Lord Abbett - Analyst

Well, that's definitely the tone of what people are saying today. They're feeling like you just kind of ran out of tools and are doing this.

Murray Kessler - UST - Chairman, CEO

No, I think I've been very very clear that over the past number of years that I viewed that we had to continue to deliver a 10% owner owned total shareholder return on a consistent and sustainable basis but I wasn't happy that we weren't growing as fast as the category and that our goal was while delivering a consistent and sustainable return to continue to take the steps to grow and to increase value and to ultimately, and I think I've used the analogy of a dimmer switch instead of flipping a light switch to gain on that category growth and I think we've done that nicely. The net result of it is though that that is a slow and steady pace of where our company continues to grow, deliver consistent returns, reward shareholders and then take every other dollar that we would generate beyond that 10% total shareholder return and reinvest it for faster growth. When you model that out over the next three or four years and you compare that to the $69.50 price, the $69.50 price we don't deliver the same return that we're delivering shareholders today. I ultimately work for the shareholders and the premium that has been offered within this deal and the positive outlet growing as fast as the category meant this was the right decision, but I believe we would have continued to be very successful as an independent Company but this is the right deal for the shareholders now.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Look, I don't think there's any question that both of these companies are doing just fine, but there's also no question that when you put them together, the consolidation creates an extraordinary amount of value for consumers and for shareholders, and that's why it's smart for us to do this. It's not that one isn't able to perform without the other. It's that when you put them together, you just create much more value than you can get when they're apart.

John McMillin - Lord Abbett - Analyst

Thanks a lot.

Operator

Thank you. Your next question is from [Kelo Reed] with Credit Suisse. Please go ahead.

Kelo Reed - Credit Suisse - Analyst

Good morning. I wanted to get back to the price gap issue one last time. Mike, when we met with you in May you seemed to indicate you thought $3 is about the right price for a can of premium MST. Does that assessment still hold?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, once again, I think that to get into specifics about particular areas of the value equation is inappropriate at this time but as I've said before I think that the transaction creates lots of value and that it will be important for us to take some of that value and use it to adjust the value equation for the consumer on Copenhagen and Skoal, so that we can return those brands to some modest share growth and well get into how we do that when its time to go to the marketplace but right now, we have to concentrate on getting the deal closed.

Kelo Reed - Credit Suisse - Analyst

So you don't want to share with us yet how much of the expected synergies will go to shareholders and how much will go to consumers?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

That was kind of a nice way of saying, no.

Kelo Reed - Credit Suisse - Analyst

Very good. Then, does this mean that your adjacency strategy is pretty much complete now, now that you have the large machine made cigars that you have smokeless products, is there anything else that you'll be looking for?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, certainly, I think there are opportunities to create new products in the adjacency area and that's an effort that we have going on in R&D and I think UST has gone on in their R&D operation as well so no, I wouldn't suggest that it's the end of adjacency. I think that it's just a broadening of the platform from which adjacency can be pursued and that's what acquisition does for you when you're on an adjacency strategy. It just broadens the platform so that you can pursue an even greater amount of adjacency activity going forward into the future.

Kelo Reed - Credit Suisse - Analyst

Okay. And then one last question. With the acquisition you're also getting the wine business which obviously doesn't really fit into a total tobacco model. What are your plans for the wine business?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, it's a great business. We would like to understand it a bit better and then ultimately we'll make some decisions about how to get the best value out of it for shareholders, so right now, we have no particular answer to that question. We want to understand it better.

Kelo Reed - Credit Suisse - Analyst

All right thanks a lot.

Operator

Thank you. We will now take questions from media representatives. (OPERATOR INSTRUCTIONS) Your next question is from [Brad Dorsman] with Reuters.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Hi, Brad.

Brad Dorsman - Reuters – Media

Hi, how you doing today?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Good.

Brad Dorsman - Reuters - Media

Good. Obviously, this deal or the potential of this deal has been bandied about for years now it seems. Can you give some color on how long you've been talking to each other and how you finally came to this deal?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I will say that we have off and on examined this and our other transactions but really it was a few months ago after the spinoff of our International business was completed that I called Murray and we began to have some conversations on this subject and that's been going on for several months and I think we finally got to the point where we both felt that we could do an excellent transaction for both of our shareholder and that's led us to today.

Brad Dorsman - Reuters - Media

So you first talked specifically in March or was it before then, after then?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

No it was after March. I think it was in--?

Murray Kessler – UST - Chairman, CEO

May.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Yes, the end of May I think was when we first spoke.

Brad Dorsman - Reuters - Media

Okay, and one last attempt at the whole price value equation question. Is it fair to say that consumers will eventually be paying less for Skoal and Copenhagen, and it's a matter of you haven't decided how much to accomplish that and how much less?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

I think it's fair to say that the consumer value on Skoal and Copenhagen will be improved once we consummate this transaction and we're able to bring some of the value it creates to that.

Brad Dorsman - Reuters - Media

And how do you improve that without them paying less per ounce or some way of putting it?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Nice try. But I've gone as far as I'm going to go on that.

Brad Dorsman - Reuters - Media

Okay, thank you.

Operator

Thank you. Your next question is from Todd Duvick with Banc of America Securities. Please go ahead.

Todd Duvick - Banc of America Securities - Analyst

Yes, good morning. A couple quick questions on the share buyback program, could you clarify with respect to the $4 billion authorization, the $1.2 billion that you've already completed in 2008 does that count against that $4 billion or is the $4 billion in addition to that?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

No. It counts against it.

Todd Duvick - Banc of America Securities - Analyst

Okay. That's helpful and with respect to the debt structure going forward, can you tell us where you're looking to have short-term debt versus long term debt, the composition, do you kind of a rule of thumb, 25% short-term or any structure along those lines?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, what I said was that we have obtained a $7 billion in bridge financing as a part of this transaction, and then we'll go into the public debt market. Beyond that, I'm not going to be more specific at this point in time.

Todd Duvick - Banc of America Securities - Analyst

And then just one final question, with respect to the UST notes outstanding does Altria plan to guarantee those notes?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

I don't -- we're assuming their debt as a part of the transaction if that's what you mean, so when you look at the $11.7 billion value on the transaction, that includes the assumption of $1.3 billion in debt.

Todd Duvick - Banc of America Securities - Analyst

Okay, that's helpful. Thank you very much.

Operator

Thank you. Your next question is from Mark Alter with Credit Suisse. Please go ahead.

Mark Alter - Credit Suisse - Analyst

Thank you. Just as a follow-up to that assumption question, you used at Moody's and S&P used it, it's rarely used. Do you mean actually a legal assumption of the debt so that it becomes Altria debt?

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Yes, I don't know exactly what you mean and I'm hesitating because I don't want to give an answer that's not complete, but I think as a part of this transaction, we're assuming that debt, so to go beyond that we can get back to you on that.

Murray Kessler - UST - Chairman, CEO

Yes, I believe the terms of our outstanding debt will probably be paid off and refinanced into Altria but we can confirm and get back to you, but there are very specific rules and guidelines that are in our outstanding debt issuance and those will all be followed.

Mark Alter - Credit Suisse - Analyst

Okay, yes, I'd like to follow-up, thank you.

Operator

Thank you. This conference will conclude at 10 a.m. Eastern time. Your next question is from Andy Baker with Jefferies & Company.

Andy Baker - Jefferies & Company - Analyst

Thank you. All my questions have been answered.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Okay, great.

Operator

Thank you. Your next question is from [Nick Tiano] with [Paulson]. Please go ahead.

Nick Tiano - Analyst

Good morning. I had a question regarding the merger agreement which you filed. It would seem that according to the merger agreement that there are instances in which Phillip Morris can terminate the transaction and pay nothing and then there seems to be an instance in which if Phillip Morris so chooses to, they could simply terminate the transaction by paying a $200 million fee. Is my understanding of that correct? It seemed a bit odd to me.

Mike Szymanczyk - Altria Group, Inc. - Chairman, CEO

Well, I think that the, actually the merger agreement is pretty straightforward and I don't know that there's anything particularly unusual in that. I think that the point of the agreement really takes both sides and focuses them on consummating the deal, and that's what were trying to do in that merger agreement and it's to secure that kind of focus and to make sure that that happens, relative to any particular causes I'd have to get out the agreement and go through that with you, but I think that there shouldn't be any misunderstanding other than we've entered this agreement to complete this deal and I believe we will.

Nick Tiano - - Analyst

All right

Operator

Thank you. Your next question is from [Jason Dall] with ASB Advisors. Please go ahead.

Jason Dall - ASB Advisors - Analyst

Yes, thank you. My questions have been answered.

Operator

Thank you. Your final question is from Andrew Kieley with Deutsche Bank. Please go ahead.

Andrew Kieley - Deutsche Bank - Analyst

Mike and Murray, I had a potential FDA regulation. Can you talk about your comfort around long term treatment of smokeless in terms of things like flavored varieties of MST, ability to get reduced risk classification potentially and federal smokeless excise tax? Because you'd think with this acquisition it implies a pretty high comfort level that you have. Thanks.

Murray Kessler - UST - Chairman, CEO

Well, I don't think any of our positions have changed. The House has voted on a Bill and you know our companies' positions. It happens at both Altria and UST have supported FDA legislation. This transaction changes none of the facts that the smokeless tobacco consumers and the role flavors play are completely different, that usage in smokeless tobacco is low and on a long term decline so yes, we've continued to believe that the kind of language that's been written into the Bill that we currently support would be maintained and it's a Bill that we support. The reduced risk language is difficult to get through and everybody has written about that, but ultimately, it's still UST's point of view that the only way you get there is with a set of rules and then working through those sets of rules and that the debate and the harm reduction debate itself has advanced to a point where beyond discussion without some kind of regulatory body where you could let the science go to work and test and whether it's post-market surveillance, whatever that might be you need a framework to advance the issue and we think ultimately in that debate and in a regimented process, smokeless will benefit. So no, I don't see any changes from this transaction on that regard.

Operator

Thank you. At this time, I'd like to turn the floor back over to management for any closing comments.

Cliff Fleet - Altria Group, Inc. - VP, IR

We want to thank everyone who joined us today. If you have any follow-up questions please call Altria or USTs Investor Relations in the media service department. Thank you very much.

Operator

Thank you. This concludes today's conference call. You may now disconnect.

Safe Harbor

Statements in this communication that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance.  They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  The parties undertake no obligation to publicly update or revise any forward-looking statement.  The risks and uncertainties relating to the forward-looking statements in this presentation include those described under the caption “Cautionary Factors that May Affect Future Results” in  UST Inc.’s and Altria Group, Inc.’s respective Annual Reports for 2007, Quarterly Reports for the quarter ended June 30, 2008 and in the September 8, 2008 press release announcing Altria Group, Inc.’s agreement to acquire UST Inc.

Other Information

In connection with the proposed acquisition, UST Inc. (“UST”) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ UST’S PROXY STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and shareholders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov.  A free copy of the proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905-1323, Attn: Investor Relations.  Investors and security holders may access copies of the documents filed with the U.S. Securities and Exchange Commission by UST on its website at www.ustinc.com.  Such documents are not currently available.

Altria Group, Inc. (“Altria”) and UST and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from UST’s shareholders in connection with the merger.  Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008.  Information about UST’s directors and executive officers is set forth in UST’s proxy statement on Schedule 14A filed with the SEC on March 24, 2008 and UST’s Annual Report on Form 10-K filed on February 22, 2008.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that UST intends to file with the SEC.

Presentation Displayed during the Teleconference

Altria Group, Inc. and UST Inc.
Announce Agreement for Altria to Acquire UST Inc.
September 8, 2008

Safe Harbor
Statements in this presentation that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The parties undertake no obligation to publicly update or revise any forward-looking statement. The risks and uncertainties relating to the forward-looking statements in this presentation include those described under the caption “Cautionary Factors that May Affect
Future Results” in the parties’ respective Annual Reports for 2007, Quarterly
Reports for the quarter ended June 30, 2008 and in the September 8, 2008 press release announcing Altria’s agreement to acquire UST Inc.

Other Information
In connection with the proposed acquisition, UST intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.
INVESTORS AND SHAREHOLDERS ARE URGED TO READ UST’S PROXY
STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC
(WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN
IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and shareholders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov. A free copy of the proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A,
Stamford, Connecticut 06905-1323, Attn: Investor Relations. Investors and
security holders may access copies of the documents filed with the U.S.
Securities and Exchange Commission by UST on its website at
www.ustinc.com. Such documents are not currently available.

Other Information
Altria and UST and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from UST’s shareholders in connection with the merger. Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008. Information about UST’s directors and executive officers is set forth in UST’s proxy statement on Schedule 14A filed with the
SEC on March 24, 2008 and UST’s Annual Report on Form 10-K filed on
February 22, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that UST intends to file with the SEC.

Altria & UST: Transaction Overview
▪ Altria agrees to acquire UST for $69.50 per share in cash
 – 28.9% premium to three-month average UST share price
▪ $11.7 billion enterprise value for UST
 – Includes assumption of $1.3 billion of debt
 – EV / EBITDA multiple of 12.1x
▪ Subject to UST shareholder approval and customary regulatory approvals

Altria & UST: Compelling Strategic Rationale
Expected to:
▪ Create total tobacco platform with premier tobacco brands
 including Marlboro, Copenhagen, Skoal and Black & Mild
▪ Generate annual synergies of approximately $250 million by 2011
▪ Be accretive to Altria’s adjusted diluted earnings per share within twelve months of closing
▪ Enhance Altria’s ability to generate an attractive total shareholder return that is expected to exceed its 12% goal
▪ Diversify Altria’s revenues and operating income

Altria’s Acquisition Criteria
▪ Fits with Altria’s mission of owning and developing businesses that responsibly provide superior branded products to adult tobacco consumers
▪ Enhances Altria’s ability to increase revenues and earnings growth rates over the long-term
▪ Exceeds Altria’s financial return hurdle rates
▪ Utilizes and complements Altria’s existing strengths and
 infrastructure
▪ Allows Altria to leverage its strong and flexible balance sheet

10%
0%
4.7%
6.8%
7.7%
7.6%
2005
2006
2007
2008 6 Months YTD*

$2.0
$1.0
$0.0
$10.0
$5.0
$0.0
$1.1
$0.6
$8.8
USSTC
Middleton
PM USA
MST
Large Mass Cigars
Cigarettes

Tobacco Category Dynamics
MST Category Growth
(Can Shipments - Yearly ∆)
Tobacco Companies’ Profit Pools
(2007 Estimates - in Billions)
Other Mfrs
Source: NSDUH 2006 (Adult users), Maxwell Reports (April 2007), ACNielsen, Swedish Match 2007 Annual Report, Altria internal estimates and *UST RAD-SVT 26weeks ended 6/14/08 per UST 2Q 2008 Press Release July 24, 2008

US Smokeless Tobacco’s Operating Profile
▪ Over 70% of category’s pre-tax profit pool (1)
▪ 56% adjusted operating margins (2)
▪ 58% share of the MST category (3)
▪ Copenhagen and Skoal have a combined category share of
 almost 50% (4)
Source: (1) UST internal estimates for 2007; (2) UST Q4 2007 Press Release; Reconciliations of non-GAAP measures included in this presentation to most comparable GAAP measures are set forth on a subsequent slide and also are available on Altria’s and UST’s respective websites at altria.com and ustinc.com; (3) UST Q2 2008 Press Release July 24, 2008; (4) UST internal estimates

Page12 of 21

USSTC’s Brands Lead the Smokeless Category
Share of MST Category
USSTC
Balance of
Other Mfrs.
USSTC’s Brands
• Copenhagen
• Skoal
• Red Seal
• Husky
Source: UST Q2 Earnings Press Release July 24, 2008

Altria’s and UST’s Common Philosophies
▪ Responsibly marketing high quality premium-branded products
▪ Investing in brand-building equity programs
▪ Developing innovative new products
▪ Reducing costs through disciplined cost management
▪ Addressing societal concerns relevant to their respective
 businesses

Expected Acquisition Benefits to UST
▪ Combines experience and knowledge in managing highly
 profitable premium brands
▪ Provides access to more comprehensive infrastructure and
 resources of Altria’s companies
▪ Enhances efficiency and profitability

Expected Acquisition Benefits to Altria
▪ Accretive to Altria’s adjusted diluted earnings per share within twelve months of closing
▪ Generates an attractive double-digit economic return
▪ Grows and diversifies Altria’s revenues and operating income
▪ Leverages Altria’s strong balance sheet

Altria’s Anticipated Cash Return to Shareholders
▪ Modified three-year (2008-2010) $4.0 billion share repurchase program
 – Spent $1.2 billion purchasing shares in 2008
 – Expect to resume purchasing shares in 2009
▪ Altria anticipates a 75% dividend payout ratio post-transaction
 – Current annualized dividend rate of $1.28 per common share
Page 17of 21

Altria & UST: Planning and Approvals
▪ Transition planning by companies to occur over the coming
 months
▪ Transaction subject to UST shareholder and customary
 regulatory approvals which will be pursued promptly

Altria & UST: A Compelling Transaction
▪ Demonstrates Altria’s commitment to deliver superior
 shareholder return over the long-term
▪ Advances Altria’s mission to own and develop businesses that are leaders in responsibly providing adult tobacco consumers with superior branded products

## Reconciliation to UST Inc.'s 2007 Reported Financial Statements
## ($ - Millions)

| | | 2007 |
|---|---|---|
| **Smokeless Tobacco GAAP Operating Profit** | $ | 715.7 |
| **Other Items:** | | |
| Antitrust litigation | | 137.1 |
| Restructuring charges | | 8.2 |
| **Adj. non-GAAP operating profit (excluding above items)** | $ | 861.0 |

| | | |
|---|---|---|
| **Smokeless Tobacco net sales** | $ | 1,546.6 |
| **Adj. Operating Margin** | | 55.7% |

(2007 Adj. non-GAAP operating profit divided by 2007 smokeless tobacco net sales)

Altria

UST

Regulation G Disclosure
Reconciliation - Non-GAAP Financial Measures
Source: UST Q4 2007 Press Release, reconciliation between GAAP and non-GAAP financial measures.

Employee Communication

TO:	All Employees

FROM:	Murray S. Kessler, Chairman & CEO

DATE:	September 8, 2008

SUBJECT:	Altria Group To Acquire UST

This morning we issued a press release announcing that Altria Group and UST have entered into a definitive agreement for Altria to acquire all outstanding shares of UST. Altria Group is the parent company of Philip Morris USA and John Middleton, a manufacturer of cigars. Although I know our company would still have a bright future as an independent entity, I have come to realize enthusiastically that UST will have an even brighter future as part of the Altria family of companies. The main reason for this is that this transaction provides additional resources that can and will be invested in our great brands, which we very much believe will lead to faster growth and more value creation than what we could have accomplished on our own. And, as part of a stronger organization, it is also good for UST employees.

This became apparent to me as I spent time with Altria’s Chairman and CEO, Mike Szymanczyk, who clearly recognizes the importance of smokeless tobacco to Altria’s well-publicized “adjacency strategy.” He understands that UST’s people and brands are a terrific fit with that strategy. The combination of our businesses brings together two dynamic industry leaders, both with an unwavering commitment to brand building and strengthening their leadership position in their respective categories.

This is also true for wine. Mike recognizes and appreciates the strong growth achieved by our wine business.

I also can’t help but reflect on the fact that the $69.50 price being paid by Altria, an almost 30% percent premium over the three-month average stock price, is a true recognition of our people and our products. Back in 2000, UST’s enterprise value was less than $4 billion, one third of the nearly $12 billion value this transaction represents today. This value improvement is a reflection of the collective hard work of all of our employees and their dedication to the development of our brands. We should all be extremely proud of the outstanding effort on behalf of our shareholders that has brought us to this point. I thank each of you for your significant contribution to this unprecedented growth and to this wonderful company.

Looking ahead, our work building our great brands is far from over. During the next several months, as we work to consummate the transaction, there are bound to be distractions. However, what is critical is that each of us remains focused on our job and continues our efforts to fulfill our visions and ensure the success of our businesses.
While the Altria-UST combination will enhance the opportunities for most employees, for others this transaction presents uncertainty. In that regard, Mike has assured me of his commitment to deal honestly and fairly with all of UST’s employees, as I know he does with Altria’s employees.

Of course you will have questions regarding the transaction and its potential impact on your job. In an effort to communicate more directly about the transaction, and to address some of your questions, I will be hosting a company-wide conference call/webcast at 12:00 p.m. Eastern time today, which will allow our associates on the west coast to also participate. At the end of my remarks I will take your questions and answer them as fully as possible. But please understand that I don’t have all of the answers just yet, and that certain issues will become clearer as time passes.

To join the webcast, please access the USToday or Vinelines portal and click on the link under Urgent News on the home page. Those who do not have access to the portal or would like to ask a question, please dial in at least 10 minutes prior to the call to ensure access – (800)-299-9086, international 617-786-2903 and enter the pass code – 5555.

Once again, I thank each of you for your continued dedication to the success of UST and look forward to your assistance in making this business combination a success.

Frequently Asked Questions About the UST and Altria Combination

Why was this decision made?
The Board of Directors, after considering all relevant factors, determined that the transaction was in the best interests of shareholders. Having reached that determination, the Board then authorized management to execute the necessary agreement and take steps to combine the two companies.

When is the transaction expected to be finalized?
A number of steps, which are customary for transactions of this type, must be undertaken before the transaction can be completed, including regulatory review and approval by UST shareholders. While we don't expect it, there is always the possibility that some pre-closing condition (such as regulatory clearance) prevents the consummation of the transaction. Also, given the inherent uncertainties associated with a regulatory review, the overall time it takes to close the transaction is difficult to predict.

What will happen to my job?
We would expect that most positions will not be affected by the transaction. However, there will necessarily be some consolidation, especially in the area of corporate functions. Ultimately, staffing decisions will be up to Altria. In this regard, Altria has assured us that any such consolidation will be effected in a fair and equitable manner.

If I lose my job, how will I be treated?
Like UST, Altria is known for taking care of their employees and treating them fairly, including any severed employees. Altria has agreed to afford severance benefits which are similar to the generous package provided to employees impacted by Project Momentum.

Why should I stay until the transaction is completed and beyond?
We hope that each of you remains as part of our team at this time. We have all worked hard at growing this great company and we need your continued help in ensuring that it is transitioned smoothly to Altria. For you personally, there is the potential for a great career at Altria. Even if not, it might be in your financial best interest to stay on. Language is included in the agreement aimed at reducing uncertainty if your job were to change in a significant manner. For example, if you are offered a job at Altria and you are required to relocate more than 50 miles from your current location, you will be offered severance benefits which are similar to the generous package provided to employees impacted by Project Momentum.

What happens with my benefits?
Altria has a track record of providing generous benefits to its employees. During the transition period, Altria has committed to providing benefits that are in the aggregate at least equal to the current program through December 31, 2009. After that, a new benefits program may be instituted and details will follow at that time.

What happens with my restricted share units?
The agreement provides for the cash-out of all vested and unvested RSUs granted to date once the transaction is finalized. More information regarding this will be provided in the future as we get closer to a closing.

What will happen with my stock options?
The cash value of unexercised stock options will be distributed once the transaction is completed, or with respect to certain older options, following shareholder approval of the transaction. Of course, you can exercise your shares at any time prior to completion of the transaction.

What happens with the shares I currently own?
If you are a shareholder, you will be receiving a proxy outlining the details.  Once the transaction is approved by shareholders and completed, your shares will be cancelled and you will receive $69.50 per share. If applicable, all outstanding company loans will need to be paid in full.

Will the company’s Stamford headquarters be relocated?
Any decisions on consolidation of the operations at the Stamford headquarters will ultimately be made by Altria, most likely after completion of the transaction. In that regard, if a decision is eventually made to consolidate headquarters at their Richmond, VA facility, those not given an opportunity or not willing to relocate will be offered severance benefits which are similar to the generous package provided to employees impacted by Project Momentum.

Important Information
In connection with the proposed acquisition, UST Inc. (“UST”) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.  The proxy statement will be sent or given to UST’s shareholders.  Before making any voting or investment decision with respect to the merger, UST’s investors and shareholders are urged to read the proxy statement and all relevant documents filed with the SEC (when they become available) because they will contain important information about the proposed transaction.  UST’s investors and shareholders will be able to obtain the proxy statement and other relevant documents (when they become available), and any other documents filed by UST with the SEC, through the website maintained by the SEC at www.sec.gov.  A free copy of the proxy statement and other relevant documents, when they become available, also may be obtained from UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905-1323, Attn:  Investor Relations.  Investors and shareholders may access copies of the documents filed with the SEC by UST on its website at www.ustinc.com.

UST, Altria Group, Inc. (“Altria”) and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from UST’s shareholders in connection with the merger.  Information about Altria’s directors and executive officers is set forth in Altria’s proxy statement on Schedule 14A filed with the SEC on April 24, 2008 and Altria’s Annual Report on Form 10-K filed on February 28, 2008.  Information about UST’s directors and executive officers is set forth in UST’s proxy statement on Schedule 14A filed with the SEC on March 24, 2008 and UST’s Annual Report on Form 10-K filed on February 22, 2008.  Additional information regarding the interests of the participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that UST intends to file with the SEC.